Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-139704

SUPPLEMENT NO. 17
DATED JANUARY 11, 2010
TO THE PROSPECTUS DATED JUNE 20, 2008
OF CORNERSTONE HEALTHCARE PLUS REIT, INC.

(Formerly CORNERSTONE GROWTH & INCOME REIT, Inc.)

This document supplements, and should be read in conjunction with, our prospectus dated June 20, 2008, as supplemented by prospectus supplement No. 11 dated July 17, 2009, prospectus supplement No. 12 dated August 12, 2009, prospectus supplement No. 13 dated August 17, 2009, prospectus supplement No. 14 dated November 19, 2009, prospectus supplement No. 15 dated December 17, 2009 and prospectus supplement No. 16 dated January 7, 2010.  As used herein, the terms “we,” “our” and “us” refer to Cornerstone Healthcare Plus REIT, Inc. (formerly Cornerstone Growth & Income REIT, Inc.) and, as required by context, Cornerstone Healthcare Plus Operating Partnership, L.P. (formerly Cornerstone Growth & Income Operating Partnership, L.P.), which we refer to as our “Operating Partnership.” Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

·	the status of our initial public offering;

·	the change of our name.

Status of Our Public Offering

We are offering up to 40,000,000 shares of common stock at $10 per share in our primary offering.  As of January 1, 2010, we had sold approximately 4.9 million shares of common stock in our ongoing primary offering and raised gross offering proceeds of approximately $49.1 million.

Change of our Company’s Name

Effective as of January 8, 2010, we amended our charter to change our name from “Cornerstone Growth & Income REIT, Inc.”  to “Cornerstone Healthcare Plus REIT, Inc.”  Accordingly, readers of the prospectus should consider all references to “Cornerstone Growth & Income REIT, Inc.,” “CGI,” “we,” or “us” contained in the prospectus to be references to the Cornerstone Healthcare Plus REIT, Inc.

This name change is intended to better convey our existing focus on investment in healthcare real estate.   In connection with the change to our name, we also changed the name of our Operating Partnership to “Cornerstone Healthcare Plus Operating Partnership, L.P.”